Exhibit 99.1

PRESS RELEASE
Source: Steel Excel Inc.

Steel Excel Inc. Reports 2013 Third Quarter Financial Results

WHITE PLAINS, N.Y., November 7, 2013 – Steel Excel Inc. (Other OTC: SXCL) (“Steel Excel”, “SXCL” or the “Company”), which operates Energy and Sports segments, today announced operating results for the third quarter and nine months ended September 30, 2013. The results are summarized in the following paragraphs. For a full discussion of the results, please see the Company's quarterly report on Form 10-Q for the quarterly period ended September 30, 2013, which can be found at www.steelexcel.com.

Steel Excel reported net revenues of $31.8 million for the third quarter of 2013, as compared to $34.3 million for the same period of 2012. Income from continuing operations before income taxes was $1.9 million in the third quarter of 2013, as compared to $3.8 million in the 2012 period. Net income attributable to Steel Excel for the third quarter of 2013 was $2.5 million, or $0.20 per diluted common share, as compared to $5.3 million, or $0.41 per diluted common share, for the same period in 2012.

For the nine months ended September 30, 2013, the Company reported net revenues of $87.6 million, as compared to $73.2 million for the same period of 2012. Income from continuing operations before income taxes was $3.7 million in the first nine months of 2013, as compared to $6.8 million in the 2012 period. Net income attributable to Steel Excel for the first nine months of 2013 was $6.9 million, or $0.54 per diluted common share, as compared to $20.8 million, or $1.75 per diluted common share, for the same period in 2012.

For the third quarter of 2013, net revenues in the Energy segment were $25.2 million compared to $33.0 million in the 2012 quarter; net revenues in the Sports segment were $6.7 million in the 2013 quarter, compared to $1.3 million in the comparable 2012 period. For the nine months ended September 30, 2013, net revenues in the Energy segment were $78.3 million, compared to $70.8 million in the 2012 period; net revenues in the Sports segment were $9.3 million in the 2013 period, compared to $2.4 million in the comparable 2012 period.

Net income for the nine months ended September 30, 2012, includes a benefit for income taxes of approximately $15.1 million due primarily to the reversal of the valuation allowance for deferred tax assets resulting from deferred tax liabilities recognized related to the identifiable intangible assets recorded in connection with an acquisition in the 2012 periods.

The Company generated Adjusted EBITDA of $4.9 million in the third quarter of 2013, as compared to Adjusted EBITDA of $8.9 million in the 2012 quarter, a decrease of $4.0 million or 44.7%. For the nine months ended September 30, 2013, the Company generated Adjusted EBITDA of $16.6 million, as compared to Adjusted EBITDA of $17.5 million in the 2012 period, a decrease of $0.9 million, or 5.2%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

On October 29, 2013, an indirect wholly owned subsidiary of the Company entered into an Asset Purchase Agreement to acquire substantially all of the assets of Black Hawk Energy Services, Inc. (“Black Hawk”) for $60.0 million in cash.  Closing is subject to several closing conditions, including that there has been no material adverse effect on the condition of Black Hawk, consent, if necessary, of the lenders under the Company's existing credit agreement, certain employees of Black Hawk accepting employment, and satisfaction of certain employment matters requirements.

The Company previously provided revenue and Adjusted EBITDA guidance for the year ended December 31, 2013, of $114.0 million to $127.0 million and $22.0 million to $26.0 million, respectively, in its earnings release filed with a Current Report on Form 8-K dated August 8, 2013.  Based on current information, the Company anticipates full year revenue and Adjusted EBITDA to be in the range of $110.0 million to $120.0 million and $18.0 million to $22.0 million, respectively.

Financial Summary

Statements of Operations Data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except per-share data)
Net revenues	$31,845	$34,293	$87,571	$73,189
Gross profit	$8,439	$12,204	$25,362	$27,372
Operating income	$61	$3,287	$178	$6,306

Income from continuing operations before income taxes	$1,862	$3,760	$3,709	$6,797
Benefit from income taxes	297	1,105	2,310	15,378
Net income from continuing operations	2,159	4,865	6,019	22,175
Income (loss) from discontinued operations	—	484	—	(1,986)
Net income	2,159	5,349	6,019	20,189
Net loss attributable to non-controlling interests in consolidated entities	311	—	832	580
Net income attributable to Steel Excel Inc.	$2,470	$5,349	$6,851	$20,769

Net income attributable to Steel Excel Inc. per share of common stock - basic	$0.20	$0.41	$0.54	$1.76
Net income attributable to Steel Excel Inc. per share of common stock - diluted	$0.20	$0.41	$0.54	$1.75

Balance Sheet Data:

	September 30, 2013	December 31, 2012
	(in thousands)
Cash and marketable securities	$291,409	$270,684
Property and equipment	75,868	77,768
Goodwill and intangible assets	92,435	92,980
Investments in non-consolidated entities	34,833	1,021
Other assets	25,526	24,042
Total assets	$520,071	$466,495

Total liabilities	$90,657	$34,533
Total stockholders' equity	$429,414	$431,962

Segment Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net revenues:
Energy	$25,162	$33,037	$78,272	$70,788
Sports	6,683	1,256	9,299	2,401
Total net revenues	$31,845	$34,293	$87,571	$73,189

Operating income (loss):
Energy	$2,006	$5,566	$8,626	$14,550
Sports	88	(463)	(1,790)	(1,392)
Total segment operating income	2,094	5,103	6,836	13,158
Corporate and other business activities	(2,033)	(1,816)	(6,658)	(6,852)
Interest income, net	472	81	2,341	572
Other income, net	1,329	392	1,190	(81)
Income from continuing operations before income taxes	$1,862	$3,760	$3,709	$6,797

Supplemental Non-GAAP Disclosures

Consolidated Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net income attributable to Steel Excel	$2,470	$5,349	$6,851	$20,769
Net loss attributable to non-controlling interests in consolidated entities	(311)	—	(832)	(580)

Net income	2,159	5,349	6,019	20,189
Interest income, net	(472)	(81)	(2,341)	(572)
Benefit for income taxes	(297)	(1,105)	(2,310)	(15,378)
Depreciation and amortization	4,561	5,197	14,417	10,324
Loss (income) from discontinued operations	—	(484)	—	1,986
Non-cash stock-based compensation	302	421	1,979	857
Other expense (income), net	(1,329)	(392)	(1,190)	81

Consolidated Adjusted EBITDA from continuing operations	$4,924	$8,905	$16,574	$17,487

Adjusted EBITDA by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Energy	$6,390	$10,591	$22,547	$24,482
Sports	265	$(295)	(1,294)	(1,004)
Corporate and other business activities	(1,731)	(1,391)	(4,679)	(5,991)
Total	$4,924	$8,905	$16,574	$17,487

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA". The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about Steel Excel, its business, and its financial condition. The Company defines Adjusted EBITDA as net income from continuing operations before the effects of realized and unrealized gains or losses, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses, interest income or expense, and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses;

•	Adjusted EBITDA does not reflect the Company's interest income or expense;

•	Adjusted EBITDA does not reflect the Company's income tax provision or benefit or the cash requirements to pay its income taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include stock-based compensation;

•	Adjusted EBITDA does not include asset impairments;

•	Adjusted EBITDA does not include the income or losses of equity-method investees;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SXCL.

Adjusted EBITDA is derived from net income attributable to Steel Excel, and that calculation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

About Steel Excel

Steel Excel, through its two business segments, Energy and Sports, is committed to acquiring, strengthening and growing profitable businesses. The Energy segment provides well servicing, workover and other services to the oil and gas industry. The Sports segment is a network of branded participatory and experience-based businesses engaged in sports, training, entertainment and consumer lifestyle.

The Company is based in White Plains, N.Y. (Other OTC: SXCL). Website: www.steelexcel.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SXCL's current expectations and projections about its future results, performance, prospects, and opportunities. SXCL has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to, our ability to deploy our capital in a manner that maximizes stockholder value; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our services; the hazardous nature of operations in the oilfield services industry, which could result in personal injury, property damage or damage to the environment; environmental and other health and safety laws and regulations, including those relating to climate change, and general economic conditions. Although SXCL believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, SXCL undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	James F. McCabe
Chief Financial Officer
(212) 520-2300
jmccabe@steelpartners.com